EXHIBIT 99.1

For Immediate Release

October 1, 2026

FrontView REIT Provides Third Quarter Investment Activity and Capital Markets Activity

Dallas, TX – FrontView REIT, Inc. (“FrontView” or the “Company”) today provided third quarter investment activity and capital markets activity.

“During the third quarter, we continued to execute on our growth strategy, acquiring 16 frontage properties in core markets while further enhancing the quality and diversification of the portfolio,” said Stephen Preston, Chairman and Chief Executive Officer. “Our investment opportunity set continues to expand at increasingly attractive returns, with acquisition yields rising during the quarter. Based on our current pipeline, we expect this trend to continue into the fourth quarter. At the same time, we recycled capital from dispositions at meaningfully lower yields than our new investments, creating an attractive spread on capital redeployment. With a strong balance sheet and significant available investment capacity, we believe FrontView is well positioned to capitalize on any opportunistic market dislocations ahead, driving long-term per-share growth.”

Third Quarter Capital Deployment:

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Acquired 16 properties for a purchase price of $50.6 million with a cash yield of 7.6%.
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Sold 5 occupied properties for an aggregate $17.1 million with a cash yield of 6.6%.

Year-To-Date Capital Deployment:

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Acquired 43 properties for a purchase price of $142.6 million with a cash yield of 7.5%.
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Sold 20 properties for an aggregate $49.7 million, including 16 occupied properties with a cash yield of 6.9%.

Capital Markets Activity:

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During the third quarter, we sold 9,373 shares of common stock on a forward basis under the Company’s at-the-market equity offering program at a weighted average gross price of $21.01 per share, generating gross proceeds of approximately $0.2 million. We issued and settled 1,699,165 shares of common stock that were sold on a forward basis under the Company's at-the-market equity offering program for net proceeds of $32.7 million.
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Additionally, we issued an aggregate of $20.0 million in Series A Convertible Preferred Stock, bringing total drawn on the $75.0 million of capacity to $45.0 million, which we anticipate will be drawn on November 10th, 2026. Of the initial $25.0 million Series A Convertible Preferred Stock issued, one investor converted $6.7 million into 392,158 common shares during the quarter.

About FrontView REIT, Inc.

FrontView is an internally managed net-lease real estate investment trust (“REIT”) focused on acquiring, owning, and managing properties with frontage that are leased to a diversified tenant base. Our real estate investment strategy is centered around highly visible properties in prominent retail corridors with strong underlying real estate fundamentals. We target properties along high-traffic roads that offer strong consumer visibility and adaptable building formats capable of supporting various businesses over time.

As of June 30, 2026, FrontView owned a diversified portfolio of 316 direct frontage properties across 35 U.S. states, leased primarily to service and necessity-based tenants across 16 industries, including medical and dental providers, quick-service and casual dining restaurants, financial institutions, cellular retailers, automotive-related, fitness, and general retail, along with several other diversified industries.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies, and prospects, both business and financial. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “outlook,” “potential,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “projects,” “predicts,” “expect,” “intends,” “anticipates,” “estimates,” “plans,” “would be,” “believes,” “continues,” or the negative version of these words or other comparable words. Forward-looking statements, including our ability to draw on the Series A Convertible Preferred Stock commitment, to execute our business and acquisition strategies, or to complete the sale and disposition of our investment pipeline on favorable terms, if at all, involve known and unknown risks and uncertainties, which may cause the Company’s actual future results to differ materially from expected results, including, without limitation, risks and uncertainties related to general economic conditions, including but not limited to fluctuations in the rate of inflation and/or interest rates, local real estate conditions, tenant financial health, property investments and acquisitions, and the timing and uncertainty of completing these property investments and acquisitions, and uncertainties regarding future distributions to our stockholders. These and other risks, assumptions, and uncertainties are described in Item 1A. “Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, which the Company filed with the SEC on February 25, 2026, and which you are encouraged to read, are available on the SEC’s website at www.sec.gov. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The Company assumes no obligation to, and does not currently intend to, update any forward-looking statements after the date of this press release, whether as a result of new information, future events, changes in assumptions, or otherwise.

Company Contact

investorrelations@frontviewreit.com